Exhibit 99.1

Sky Quarry Inc. Announces 1-for-8 Reverse Stock Split

WOODS CROSS, UT / ACCESS Newswire / March 5, 2026 / Sky Quarry Inc. (“Sky Quarry” or the “Company”) (Nasdaq Capital Market: SKYQ), an integrated energy solutions company transforming the waste recycling industry, today announced that the Company’s Board of Directors (the “Board”) approved a reverse stock split (the “Reverse Stock Split”) of Sky Quarry’s shares of Common Stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-8 (the “Reverse Stock Split Ratio”). The Company filed its Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of Delaware on March 5, 2026, to implement the Reverse Stock Split. The Reverse Stock Split is expected to become effective at 11:59 p.m. Eastern Time on March 15, 2026 (the “Effective Time”), and Sky Quarry’s Common Stock is expected to begin trading on the Nasdaq Capital Market (the “Nasdaq”) on a split-adjusted basis at the opening of trading on March 16, 2026, under the existing ticker symbol “SKYQ”.

As disclosed in the Company’s Current Report on Form 8-K filed on November 5, 2025, the Company’s stockholders approved the Certificate of Amendment at a special meeting of stockholders held on February 19, 2026, authorizing a reverse stock split at a ratio between 1-for-2 and 1-for-25, with the final ratio, implementation and timing to be determined by the Board in its sole discretion. The Board subsequently determined to effect the Reverse Stock Split at a ratio of 1-for-8. The primary goal of the Reverse Stock Split is to increase the per share market price of the Common Stock to regain compliance with the minimum $1.00 average closing price requirement for continued listing on the Nasdaq.

At the Effective Time, every eight (8) shares of Common Stock issued and outstanding will be automatically combined and converted into one (1) share of Common Stock. The Reverse Stock Split will not reduce the number of authorized shares of Common Stock and will not change the par value of the Common Stock. The Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder’s ownership percentage of the Company’s shares of Common Stock, except to the extent that the Reverse Stock Split would result in fractional shares being rounded up. The new CUSIP number for the Common Stock following the Reverse Stock Split will be 83087C204. Prior to the Reverse Stock Split, there are 29,962,839 shares of Common Stock issued and outstanding, and immediately following the Reverse Stock Split, the Company expects to have approximately 3,752,874 shares of Common Stock issued and outstanding, subject to the number of shares resulting from the rounding up of fractional shares held by registered holders.

No fractional shares will be issued in connection with the Reverse Stock Split. Instead, registered stockholders who would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split Ratio shall have their fractional share rounded up to the nearest whole number of Common Stock. For those stockholders who hold shares with a brokerage firm, the Company will round up fractional shares at the participant level. No cash will be paid in lieu of fractional shares.

Registered stockholders who hold shares of Common Stock in book-entry form with the Company’s transfer agent, Colonial Stock Transfer, Inc., are not required to take any action to receive post-Reverse Stock Split shares. Stockholders owning shares through an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such nominee’s particular processes, and will not be required to take any action in connection with the Reverse Stock Split. Stockholders who hold shares with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

About Sky Quarry Inc.

Sky Quarry Inc. is an integrated energy solutions company transforming the waste recycling industry. The Company is headquartered in Woods Cross, Utah. For more information, please visit the Company’s website.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These forward-looking statements are based upon current expectations, estimates, projections, and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the Company’s ability to regain compliance with the Nasdaq continued listing standards; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on March 31, 2025 (as amended), and other documents the Company has filed with the SEC.

You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company does not undertake, and expressly disclaims, any duty to update these forward-looking statements, except as otherwise required by applicable law.

Investor and Media Contacts

Sky Quarry Inc.

Jennifer Standley

Director of Investor Relations

Ir@skyquarry.com

www.skyquarry.com